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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                                WFS FINANCIAL INC
                            a California corporation

      The undersigned certify that:

      1. They are the President and Secretary, respectively, of WFS Financial Inc, a California Corporation.

      2. ARTICLE IX of the Articles of Incorporation of this corporation is amended and restated in its entirety, to read as follows:

      "The directors of the corporation shall each be elected at the annual meeting of shareholders to serve for a term of one year. Notwithstanding the foregoing provisions of this Article IX, each director shall serve until his or her successor is elected and has qualified or until his or her death, retirement, resignation or removal. No decrease in the number of directors constituting the Board of Directors, nor any change from a classified Board to a nonclassified Board, shall shorten the term of any incumbent director whose term has not expired on the date at which this paragraph is approved by the shareholders of the corporation, but shall be applicable to directors elected on the date at which this paragraph is approved by the shareholders of the corporation.

      Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created."

      3. The foregoing amendment of the Articles of Incorporation of this corporation has been duly approved by the Board of Directors.

      4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this Corporation is 41,034,435 common stock. The number of shares voting in favor of this amendment equaled or exceeded the vote required. The percentage vote required was more that 50% of the outstanding shares.

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      We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:

                                   ___________________________
                                   Thomas A. Wolfe, President

                                   ___________________________
                                   Guy Du Bose, Secretary

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